UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2010
TECUMSEH PRODUCTS COMPANY

(Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1136 Oak Valley Drive
Ann Arbor, Michigan	48108

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500
(not applicable)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 8, 2010, our Compensation Committee determined the following for 2010 under our Tecumseh Products Company Annual Incentive Plan:
•	the performance measures and goals to be used for determining the maximum total bonuses under the plan for 2010 and the methodology to be used for calculating the maximum total bonuses under the plan for 2010;
•	a target incentive for each participating employee in our Annual Incentive Plan, expressed as a percentage of his or her salary; and
•	the Company and individual performance measures and goals to be used for determining each participant’s actual bonus as a percentage of salary for 2010 (which may not exceed 200%) and the methodology to be used for calculating each participant’s actual bonus as a percentage of salary.
The Committee designates our full-time executive employees eligible to participate in the plan, which, for 2010, includes all of our current executive officers, James E. Wainright, Michael A. Noelke and James J. Connor.
     To make our bonuses better reflect our performance and cash flows during the year, the maximum total bonuses under the plan for 2010 will be determined based on our free cash flows. This maximum bonus pool is determined by multiplying actual free cash flow by a percentage that varies depending on the actual free cash flow. The maximum total bonus pool is divided into two components: a free cash flow component equal to 75% of the maximum bonus pool, and a discretionary component equal to 25% of the maximum bonus pool. The Committee has discretion to include all, none or any portion of the discretionary portion in the maximum total bonuses for 2010. No bonus is payable for free cash flow below the threshold free cash flow, which threshold requires a significant improvement over 2009 actual free cash flow. The total bonuses paid to participants under the plan cannot exceed the maximum bonus pool. The percentages used to calculate the maximum total bonuses for the threshold, target and maximum free cash flow are as follows:

Free Cash Flow	Free Cash Flow Percent	Discretionary Percent	Total Percent
Threshold	10.00%	3.33%	13.33%
Target	14.625%	4.875%	19.50%
Maximum	15.00%	5.00%	20.00%
The calculation would result in the target maximum total bonuses being approximately equal to the sum of all participants’ target bonuses under the plan for 2010. The threshold maximum total bonuses would be approximately 20% of the target and the maximum total bonuses would be approximately 200% of the target.
     Free cash flow means our operating income from continuing operations before bonuses under this plan, plus or minus non-recurring expenses or income, pension credits, pension reversion taxes, gains and losses on fixed asset disposals, depreciation, phantom stock unit and stock appreciation rights expenses, capital expenditures, and non-operating selling and administrative and foreign exchange adjustments.
     For 2010, the Compensation Committee has established a target incentive for each participating employee, expressed as a percentage of his or her salary. We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year.
     Individual bonuses will be determined based on the following:
•	free cash flow (75% weighting); and
•	individual performance (25% weighting).
     The free cash flow portion of the individual bonus will equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by 75% weighting, (4) multiplied by a percentage roughly between 20% and 200% based on the actual free cash flow component of the maximum total bonuses compared to the target.
     The individual performance portion of the individual bonuses will equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by 25% weighting, (4) multiplied by 0%, 80%, 100% or 120%, depending on an individual performance evaluation conducted at the end of the year by the Committee for Mr. Wainright and by Mr. Wainright for other participants and based on the executive’s key responsibilities, specific improvement objectives, and leadership competencies. We expect that the evaluations will result in 25% of the participants’ receiving 80% of this portion of the bonus, 50% receiving 100% and 25% receiving 120%. If the total of these individual discretionary portions of the bonuses under the plan exceeds the discretionary component of the maximum bonus pool, all of the individual bonuses will be reduced proportionately so that they equal the maximum discretionary component of the maximum bonus pool.
     The 2010 target incentive percentages for our current executive officers are:

Executive Officer	Target Incentive
James E. Wainright	100% of salary
Michael A. Noelke	100% of salary
James J. Connor	75% of salary
     The actual incentive percentage (bonus paid divided by salary) cannot exceed 200% of the participant’s target incentive percentage, and the total of all incentives under the plan for a given year (including incentives for participants who are not executive officers) cannot exceed the maximum total bonus pool calculated as described above. If the total individual bonuses under the plan exceed the maximum bonus pool, all of the individual bonuses will be reduced proportionately so that they equal the maximum bonus pool.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY
Date: March 12, 2010	By /s/ James Wainright
James Wainright
President and Chief Executive Officer

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